April 30, 2018

Brian R. Stewart

c/o Eco-Stim Energy Solutions, Inc.

2930 W. Sam Houston Pkwy N.

Suite 275

Houston, Texas 77043

Re:	Amendment to Chairman Appointment Letter

Dear Mr. Stewart:

Reference is made to that certain letter agreement between you and Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), dated January 2, 2018 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given in the Letter Agreement.

The portion of the Letter Agreement outlining the vesting terms for the Second Grant (consisting of the last three bullet points on page 2 of the Letter Agreement and the first bullet point on page 3 of the Letter Agreement) is hereby amended and restated in its entirety as follows:

o	“100% of the Second Grant will vest on the first business day following the last day of the Second Grant Performance Period (as defined below) if both: (i) the closing price of the Common Stock has equaled or exceeded $2.00 per share (subject to adjustment in the event of a stock dividend, stock split, reverse stock split, spinoff, rights offering, recapitalization or similar event as described in Paragraph XII of the Plan) for twenty consecutive trading days during the one year period commencing on the grant date for the Second Grant and ending on the one year anniversary of the grant date for the Second Grant (the “Second Grant Performance Period”); and (ii) you have served continuously as the Chairman through at least the last day of the Second Grant Performance Period;”

In addition, the Letter Agreement is hereby amended to insert the following paragraph immediately preceding the first full paragraph on page 4 of the Letter Agreement:

“In consideration of, and subject to, your continued service as Chairman during the Term, you shall also be eligible to receive: (i) a $5,000 monthly cash retainer, payable monthly in arrears, commencing with the month of April 2018 and continuing for such period of time as shall be determined by the Compensation Committee in its sole discretion; and (ii) a one-time cash retainer fee in the amount of $170,000 payable upon the achievement of such Company performance goals as shall be determined by the Compensation Committee in its sole discretion, with any payment thereof subject to the prior approval of the Compensation Committee in its sole discretion.”

As amended hereby, the Letter Agreement is specifically ratified and reaffirmed. This Amendment is made a part of, and is incorporated into, the Letter Agreement and is subject to all provisions therein (as amended hereby).

Very truly yours,

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ J. Chris Boswell
Name:	J. Chris Boswell
Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED
this 30th day of April, 2018:

/s/ Brian R. Stewart
Brian R. Stewart